EXHIBIT 10.34A

1.12    NONELECTIVE EMPLOYER CONTRIBUTIONS

If (a) or (b) is elected below, the Employer may make Nonelective Employer Contributions on behalf of each of its “eligible” Participants in accordance with the provisions of this Section 1.12. For purposes of this Section 1.12, an “eligible” Participant means a Participant who is an Active Participant during the Contribution Period and who satisfies the requirements of Subsection 1.12(d) or Section 1.13.

Note: An Employer may elect both a fixed formula and a discretionary formula. If both are selected, the discretionary formula shall be treated as an additional Nonelective Employer Contribution and allocated separately in accordance with the allocation formula selected by the Employer.

(a)	☐ Fixed Formula (check one or more):

	(1)	☐

Fixed Percentage Employer Contribution - For each Contribution Period, the Employer shall contribute for each “eligible” Participant a percentage of such “eligible” Participant’s Compensation equal to):

		(A)	% (not to exceed 25%) to all “eligible” Participants.

Note: The allocation formula in Option 1.12(a)(1)(A) above generally satisfies a design-based safe harbor pursuant to the regulations under Code Section 401(a)(4).

	(2)	☐	Fixed Flat Dollar Employer Contribution - The Employer shall contribute for each “eligible” Participant an amount equal to:

		(A)	$ to all “eligible” Participants. (Complete (i) below).

			(i)	The contribution amount is based on an “eligible” Participant’s service for the following period (check one of the following):

				(I)	☐	Each paid hour.

				(II)	☐	Each Plan Year.

				(III)	☐	Other: (must be a period within the Plan Year that does not exceed one week and is uniform with respect to all “eligible” Participants).

Note: The allocation formula in Option 1.12(a)(2)(A) above generally satisfies a design-based safe harbor pursuant to the regulations under Code Section 401(a)(4).

	(3)	☐

401(k) Safe Harbor Formula - The Nonelective Employer Contribution specified in the 401(k) Safe Harbor Nonelective Employer Contributions Addendum is intended to satisfy the safe harbor contribution requirements under Sections 401(k) and 401(m) of the Code such that the “ADP” test (and, under certain circumstances, the “ACP” test) is deemed satisfied. Please complete the 401(k) Safe Harbor Nonelective Employer Contributions Addendum to the Adoption Agreement. (Choose only if Option 1.07(a), Deferral Contributions is checked.)

(b)	☑

Discretionary Formula - The Employer may decide each Contribution Period whether to make a discretionary Nonelective Employer Contribution on behalf of “eligible” Participants in accordance with Section 5.10 of the Basic Plan Document.

	(1)	☑	Non-Integrated Allocation Formula - In the ratio that each “eligible” Participant’s Compensation bears to the total Compensation paid to all “eligible” Participants for the Contribution Period.

	(2)	☐

Integrated Allocation Formula - As (1) a percentage of each “eligible” Participant’s Compensation plus (2) a percentage of each “eligible” Participant’s Compensation in excess of the “integration level” as defined below. The percentage of Compensation in excess of the “integration level” shall be equal to the lesser of the percentage of the “eligible” Participant’s Compensation allocated under (1) above or the “permitted disparity limit” as defined below.

Plan Number 42325